Exhibit 99.1

FOR IMMEDIATE RELEASE

CABLEVISION SYSTEMS CORPORATION
REPORTS FIRST QUARTER 2006 RESULTS

HIGHEST QUARTERLY REVENUE GENERATING UNIT GAIN IN COMPANY HISTORY

Bethpage, N.Y., May 9, 2006 - Cablevision Systems Corporation (NYSE:CVC) today reported financial results for the first quarter ended March 31, 2006.

Consolidated net revenue grew 16.2% to more than $1.4 billion compared to the prior year period, reflecting strong revenue growth in Telecommunications Services; Madison Square Garden; and the AMC, IFC and WE networks, offset in part by lower revenue in Rainbow’s Other Programming businesses. Operating income grew 37.6% to $103.1 million and adjusted operating cash flow (“AOCF”)* increased 12.1% to $396.4 million.

Highlights for the first quarter include:

•                  Record quarterly Revenue Generating Unit (“RGU”) growth of nearly 450,000 new video, high-speed data and voice units

•                  Eighth consecutive quarter of basic video subscriber gains; highest quarterly net gain since 2000

•                  Cable Television net revenue growth of 17.1% and AOCF growth of 18.1% as compared to Q1 2005

•                  Average Monthly Revenue per Basic Video Customer (“RPS”) of $104.24 in Q1 2006

Cablevision President and CEO James L. Dolan commented:  “Cablevision enjoyed an excellent first quarter, driven largely by the continued industry-leading success of our consumer video, voice and data services. In addition to double-digit increases in consolidated revenue and adjusted operating cash flow, Cablevision experienced its highest quarterly gain in basic video subscribers since 2000, while achieving record quarterly gains in both high-speed data and voice customers. These results, along with the addition of nearly 165,000 digital video customers, ensured Cablevision’s industry-leading penetration rates for all of its consumer services for yet another quarter,” concluded Mr. Dolan.

Results from Continuing Operations

The operating results of FSN Ohio, FSN Florida and Rainbow DBS’s distribution operations are included in discontinued operations and are not presented in the following table. The VOOM HD Networks are included in the Rainbow segment for all periods presented.

Segment results for the quarters ended March 31, 2006 and March 31, 2005 are as follows:

	Revenue, Net		Operating Income (Loss)		AOCF
$ millions	Q1 2006	Q1 2005	Q1 2006	Q1 2005	Q1 2006	Q1 2005

Telecommunications	$993.3	$851.1	$151.1	$111.7	$381.6	$325.4
Rainbow	206.3	200.5	(5.0)	4.7	26.9	39.3
MSG	223.8	179.5	(12.3)	(11.9)	6.9	3.3
Other (including eliminations)	(14.1)	(17.9)	(30.7)	(29.6)	(19.0)	(14.3)
Total Company	$1,409.3	$1,213.2	$103.1	$74.9	$396.4	$353.7

*                 Adjusted operating cash flow (“AOCF”), a non-GAAP financial measure, is defined as operating income (loss) before depreciation and amortization (including impairments), excluding stock plan charges or credits and restructuring charges or credits. Please refer to page 4 for a discussion of our use of AOCF as a non-GAAP financial measure and page 6 for a reconciliation of AOCF to operating income (loss) and net income (loss).

Telecommunications Services — Cable Television and Lightpath

Telecommunications Services includes Cable Television — Cablevision’s “Optimum” branded video, high-speed data, and voice residential and commercial services offered over its cable infrastructure — and its “Optimum Lightpath” branded, fiber-delivered commercial data and voice services.

Telecommunications Services net revenues for the first quarter rose 16.7% to $993.3 million, operating income increased 35.2% to $151.1 million, and AOCF grew 17.3% to $381.6 million, all as compared to the prior year period.

Cable Television

Cable Television first quarter net revenues increased 17.1% to $952.7 million, operating income increased 31.1% to $157.9 million and AOCF rose 18.1% to $367.6 million, each compared to the prior year period. The increases in revenue, operating income, and AOCF resulted principally from growth in video, high-speed data, and voice customers, which is reflected in the addition of more than 1.45 million Revenue Generating Units since the first quarter of 2005.

Highlights include:

•                  Basic video customers up 38,722 or 1.3% from December 2005 and 80,915 or 2.7% from March 2005; eighth consecutive quarter of basic video subscriber gains

•                  iO: Interactive Optimum digital video customers up 164,659 or 8.4% from December 2005 and 504,297 or 31.1% from March 2005

•                  Optimum Online high-speed data customers up 112,289 or 6.6% from December 2005 and 366,044 or 25.4% from March 2005

•                  Optimum Voice customers up 133,967 or 18.3% from December 2005 and 500,828 or 137.4% from March 2005

•                  Revenue Generating Units up 449,078 or 6.0% from December 2005 and 1,450,333 or 22.6% from March 2005

•                  Advertising revenue down 2.7% from the prior year period

•                  Cable Television RPS of $104.24, up $3.78 or 3.8% for the quarter and $13.06 or 14.3% from Q1 2005

•                  AOCF margin of 38.6% compared to 38.3% in Q1 2005 and 39.8% in Q4 2005

Lightpath

For the first quarter, Lightpath net revenues increased 13.0% to $54.0 million, operating loss declined 21.8% to $6.8 million and AOCF declined 0.5% to $14.0 million, each as compared to the prior year period. The increase in revenue is primarily attributable to revenue growth in Ethernet data services over Lightpath’s fiber infrastructure, offset in part by a decline in traditional phone service usage. Operating loss and AOCF results reflect revenue growth offset by increased quarterly expenses, as compared to the prior year period, including an increase in marketing spending related to growth initiatives. In addition, the decline in operating loss was impacted by lower depreciation and amortization in the current quarter compared to the prior year period. Lightpath revenue also includes Optimum Voice call completion activity, which has no net impact on operating loss or AOCF. Lightpath revenue excluding Optimum Voice call activity would have increased 6.3%.

Rainbow

Rainbow consists of our AMC, IFC and WE: Women’s Entertainment national programming services as well as Other Programming which includes: FSN Bay Area, FSN Chicago, fuse, Mag Rack, Sportskool, News 12 Networks, IFC Entertainment, VOOM HD Networks, Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow developmental ventures.

Rainbow net revenues for the first quarter increased 2.9% to $206.3 million, operating income declined $9.7 million to an operating loss of $5.0 million and AOCF declined 31.6% to $26.9 million all compared to the prior year period.

AMC/IFC/WE

First quarter net revenues increased 7.8% to $145.5 million, operating income declined 14.3% to $40.9 million and AOCF declined 6.9% to $58.8 million, each compared to the prior year period.

The first quarter results reflect:

•                  A 16.9% increase in advertising revenue driven by higher primetime sellout rates

•                  A 3.7% increase in affiliate revenue compared to the prior year period

•                  Viewing subscriber increases of 7.6% at IFC, 1.5% at WE and 1.2% at AMC as compared to March 2005

•                  Higher contractual rights expense, other programming costs and marketing expenditures related to the premiere of new original programming

Other Programming

First quarter net revenues declined 7.2% to $67.1 million, operating loss increased 6.6% to $45.9 million, and the AOCF deficit increased $8.1 million to $31.9 million, all as compared to the prior year period. The decline in net revenue was primarily driven by the closure of two Metro Channels in 2005, partially offset by higher revenue at fuse and the regional sports and news networks. The increases in operating loss and AOCF deficit are primarily driven by the net revenue losses described above and higher expenses associated with the launch of new regional news networks in late 2005.

Madison Square Garden

Madison Square Garden’s primary businesses include: MSG Network, FSN New York, the New York Knicks, the New York Rangers, the New York Liberty, MSG Entertainment, the MSG Arena complex and Radio City Music Hall.

Madison Square Garden’s first quarter net revenue increased 24.7% to $223.8 million compared to the first quarter of 2005. Operating loss increased 3.7% to $12.4 million and AOCF increased to $6.9 million from $3.3 million, both compared to the prior year period. MSG’s first quarter results were primarily impacted by:

•                  An increase in revenue and expense relating to the impact of the 2005/2006 hockey season as compared to the NHL lock-out the prior year

•                  Higher network affiliate revenue for Q1 2006 compared to Q1 2005

•                  NBA luxury tax expense in Q1 2006 compared to no luxury tax in Q1 2005

•                  The loss of revenue and the reduction in rights expense associated with the termination of the New York Mets carriage agreement

Total Company (Results from Continuing Operations)

Consolidated results exclude FSN Ohio, FSN Florida, and Rainbow DBS’s distribution operations, which are reflected in discontinued operations for all periods presented.

Consolidated first quarter 2006 results compared to the prior year period are as follows:

•                  Consolidated net revenue grew 16.2% to $1.4 billion compared to the prior year period, driven by the addition of over 1.45 million Revenue Generating Units since Q1 2005 in Cable Television, combined with revenue growth at Madison Square Garden and the AMC, IFC and WE networks, offset in part by lower revenues in Rainbow’s Other Programming businesses, primarily from the closure of the two Metro Channels.

•                  Operating income increased 37.6% to $103.1 million and consolidated AOCF increased 12.1% to $396.4 million. The increases in operating income and AOCF reflect the net growth in revenue discussed above, partially offset by lower AOCF in the Rainbow segment.

2006 Outlook

The company affirms and updates the previously issued full year 2006 guidance as outlined in the table below:

Cable Television	Previous	Updated
Basic video subscribers growth	+ 2.0% to 2.5%	+ 2.5% to 3.0%
Revenue Generating Unit (RGU) net additions	+ 1.0 to 1.25 million	+ 1.3 to 1.5 million
Total revenue growth	mid teens (a)	Unchanged
Adjusted operating cash flow growth (b)	mid teens (a)	Unchanged
Capital expenditures	$650 to $700 million	$700 to $750 million

AMC/IFC/WE
Total revenue growth	high single digit (a)	Unchanged
Adjusted operating cash flow growth (b)	high single digit (a)	Unchanged

(a)          Percentage growth

(b)         The company’s definition of AOCF excludes charges or credits related to our employee stock plan and non-employee director stock plan, including those related to restricted shares, stock options and stock appreciation rights; therefore, the 2006 outlook above excludes any impact of the adoption of FASB Statement No. 123R (effective January 1, 2006).

Non-GAAP Financial Measures

We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization (including impairments), excluding charges or credits related to our employee and non-employee director stock plans and restructuring charges or credits. Because it is based upon operating income/(loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of stock based compensation expense  allows investors to better track the performance of the various operating units of our business without regard to the distortive effects of fluctuating stock prices in the case of variable stock options and stock appreciation rights (for the 2005 period) or stock appreciation rights (for the 2006 period) and, in the case of restricted shares and stock options, the settlement of an obligation that will not be made in cash.

We present AOCF as a measure of our ability to service our debt and make continuing investments, including in our capital infrastructure. We believe AOCF is an appropriate measure for evaluating the operating performance of our business segments and the company on a consolidated basis. AOCF and similar measures with other titles are common performance measures used by investors, analysts and peers to compare performance in our industry. Internally, we use revenue and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with generally accepted accounting principles (“GAAP”). Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with other titles used by other companies. For a reconciliation of AOCF to operating income (loss), please see page 6 of this release.

We define Free Cash Flow, which is a non-GAAP financial measure, as net cash from operating activities less capital expenditures, both of which are reported in our Statement of Cash Flows. Net cash from operating activities also excludes net cash from operating activities of our discontinued operations. We believe the most comparable GAAP financial measure of our liquidity is net cash from operating activities. We believe that Free Cash Flow is useful as an indicator of our overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt service and other discretionary and non-discretionary items. It is also one of several indicators of our ability to make investments and return capital to our shareholders. We also believe that Free Cash Flow is one of several benchmarks used by analysts and investors who follow our industry for comparison of our liquidity with other companies in our industry, although our measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies.

COMPANY DESCRIPTION

Cablevision Systems Corporation is one of the nation’s leading entertainment and telecommunications companies. Its cable television operations serve more than 3 million households in the New York metropolitan area. The company’s advanced telecommunications offerings include its iO: Interactive Optimum digital television, Optimum Online high-speed Internet, Optimum Voice digital voice-over-cable, and its Optimum Lightpath integrated business communications services. Cablevision’s Rainbow Media Holdings LLC operates several successful programming businesses, including AMC, IFC, WE and other national and regional networks. In addition to its telecommunications and programming businesses, Cablevision owns Madison Square Garden and its sports teams, the New York Knicks, Rangers and Liberty. The company also operates New York’s famed Radio City Music Hall, and owns and operates Clearview Cinemas. Additional information about Cablevision Systems Corporation is available on the Web at www.cablevision.com.

This earnings release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industry in which it operates and the factors described in the company’s filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The company disclaims any obligation to update the forward-looking statements contained herein.

Contacts:	Charles Schueler	Bret Richter
	Senior Vice President	Senior Vice President
	Media and Community Relations	Financial Strategy and Development
	(516) 803-1013	(516) 803-2270

Cablevision’s Web site:  www.cablevision.com

The 1Q 2006 earnings announcement will be Webcast live today at 10:00 a.m. EST
Conference call dial-in number is (973) 935-2984
Conference call replay number (973) 341-3080/ pin #7299106 until May 16, 2006

CABLEVISION SYSTEMS CORPORATION
CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2006	2005

Revenues, net	$1,409,272	$1,213,198
Adjusted operating cash flow	$396,435	$353,693
Stock plan expense	(16,722)	(14,861)
Restructuring credits (charges)	685	(606)
Operating income before depreciation and amortization	380,398	338,226
Depreciation and amortization (including impairments)	277,331	263,327
Operating income	103,067	74,899
Other income (expense):
Interest expense, net	(187,235)	(187,064)
Equity in net income (loss) of affiliates	1,403	(2,020)
Write-off of deferred financing costs	(4,587)	—
Gain (loss) on investments, net	7,238	(11,141)
Loss on derivative contracts, net	(6,780)	(1,632)
Minority interests	(1,337)	2,001
Miscellaneous, net	185	134
Loss from continuing operations before income taxes	(88,046)	(124,823)
Income tax benefit	32,148	35,934
Loss from continuing operations	(55,898)	(88,889)
Loss from discontinued operations, net of taxes	(2,172)	(30,046)
Loss before cumulative effect of a change in accounting principle	(58,070)	(118,935)
Cumulative effect of a change in accounting principle, net of taxes	(862)	—
Net loss	$(58,932)	$(118,935)
Basic and diluted net loss per share:
Loss from continuing operations	$(0.20)	$(0.31)
Loss from discontinued operations	$(0.01)	$(0.10)
Cumulative effect of a change in accounting principle, net of taxes	—	—
Net loss	$(0.21)	$(0.41)
Basic weighted average common shares (in thousands)	282,950	287,856

CABLEVISION SYSTEMS CORPORATION
CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION (Cont’d)
(Dollars in thousands, except per share data)
(Unaudited)

ADJUSTMENTS TO RECONCILE ADJUSTED OPERATING CASH FLOW TO OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income included in this earnings release:

•                  Stock plan benefit (expense).   For the 2006 period, this adjustment eliminates the compensation cost relating to stock options, stock appreciation rights and restricted stock granted under our employee stock plan and non-employee director plan which has been recorded pursuant to the adoption of FASB Statement No. 123R. For the 2005 period, this adjustment eliminates the benefit or expense associated with vesting and marking to market of variable stock options and stock appreciation rights and charges related to the issuance of restricted stock.

•                  Restructuring credits (charges).   This adjustment eliminates the charges or credits associated with costs related to the elimination of positions, facility realignment, and other related restructuring activities in all periods.

•                  Depreciation and amortization (including impairments).   This adjustment eliminates depreciation and  amortization (including impairments) of long-lived assets in all periods.

	Three Months Ended March 31,
	2006(a)	2005(b)
CONSOLIDATED FREE CASH FLOW CALCULATION(c)
Net cash provided by operating activities(d)	$166,872	$194,576
Less: capital expenditures	(272,396)	(173,221)
Consolidated free cash flow	$(105,524)	$21,355

(a)          Excludes the net operating results and capital expenditures of Rainbow DBS (distribution operations), which are reported in discontinued operations. Discontinued operations provided a total of $3.5 million in cash (which includes a refund from a satellite manufacturer) in Q1 2006.

(b)         Excludes the net operating results and capital expenditures of FSN Ohio, FSN Florida and Rainbow DBS (distribution operations), which are reported in discontinued operations. Discontinued operations used a total of $57.4 million in cash in Q1 2005.

(c)          See non-GAAP financial measures on page 4 of this release for a definition and discussion of Free Cash Flow.

(d)         The $27.7 million decrease in net cash provided by operating activities in Q1 2006, as compared to the prior year period, reflects an increase in income before depreciation and amortization and other non-cash items of $51.0 million (which includes an increase in AOCF of $42.7 million), offset by a decrease of $78.7 million in working capital, resulting primarily from the timing of the payment of certain programming and payroll related expenses and the timing of the amortization of deferred revenue relating to certain MSG concerts.

CABLEVISION SYSTEMS CORPORATION
CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS
(Dollars in thousands)
(Unaudited)

REVENUES, NET

	Three Months Ended March 31,
	2006	2005 (a)	% Change

Cable Television	$952,656	$813,451	17.1%
Optimum Lightpath	53,956	47,742	13.0%
Eliminations (b)	(13,329)	(10,047)	(32.7)%
Total Telecommunications	993,283	851,146	16.7%
AMC/IFC/WE	145,496	134,966	7.8%
Other Programming (c)	67,085	72,258	(7.2)%
Eliminations (b)	(6,250)	(6,745)	7.3%
Total Rainbow	206,331	200,479	2.9%
MSG	223,842	179,493	24.7%
Other (d)	18,501	23,522	(21.3)%
Eliminations (e)	(32,685)	(41,442)	21.1%
Total Cablevision	$1,409,272	$1,213,198	16.2%

(a)          2005 excludes the net revenues of FSN Ohio, FSN Florida and Rainbow DBS (distribution operations), which are reported in discontinued operations.

(b)         Represents intra-segment revenues.

(c)          Includes FSN Bay Area, FSN Chicago, fuse, Mag Rack, Sportskool, News 12 Networks, IFC Entertainment, VOOM HD Networks, Metro Channels (through May 2005), Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow developmental ventures.

(d)         Represents net revenues of Clearview Cinemas and PVI Virtual Media. In May 2005, Cablevision exchanged its 60% interest in PVI Latin America for the 40% interest in the rest of PVI that it did not already own.

(e)          Represents inter-segment revenues.

OPERATING INCOME (LOSS) AND ADJUSTED OPERATING CASH FLOW

	Operating Income (Loss)			Adjusted Operating Cash Flow
	Three Months Ended March 31,			Three Months Ended March 31,
			%			%
	2006 (a)	2005 (a)	Change	2006 (a)	2005 (a)	Change

Cable Television	$157,926	$120,471	31.1%	$367,609	$311,286	18.1%
Optimum Lightpath	(6,829)	(8,730)	21.8%	14,033	14,107	(0.5)%
Total Telecommunications	151,097	111,741	35.2%	381,642	325,393	17.3%
AMC/IFC/WE	40,946	47,778	(14.3)%	58,807	63,186	(6.9)%
Other Programming (b)	(45,913)	(43,073)	(6.6)%	(31,920)	(23,852)	(33.8)%
Total Rainbow	(4,967)	4,705	—	26,887	39,334	(31.6)%
MSG	(12,361)	(11,915)	(3.7)%	6,859	3,259	110.5%
Other (c)	(30,702)	(29,632)	(3.6)%	(18,953)	(14,293)	(32.6)%
Total Cablevision	$103,067	$74,899	37.6%	$396,435	$353,693	12.1%

(a)          2006 excludes the operating income (loss) and AOCF of Rainbow DBS (distribution operations) and 2005 excludes the operating income (loss) and AOCF of FSN Ohio, FSN Florida and Rainbow DBS (distribution operations), which are reported in discontinued operations.

(b)         Includes FSN Bay Area, FSN Chicago, fuse, Mag Rack, Sportskool, News 12 Networks, IFC Entertainment, VOOM HD Networks, Metro Channels (through May 2005), Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow developmental ventures.

(c)          Includes operating results of Clearview Cinemas, PVI Virtual Media and certain corporate general and administrative costs.

CABLEVISION SYSTEMS CORPORATION
SUMMARY OF OPERATING STATISTICS
(Unaudited)

CABLE TELEVISION	March 31, 2006	December 31, 2005	March 31, 2005

Revenue Generating Units
Basic Video Customers	3,065,716	3,026,994	2,984,801
iO Digital Video Customers	2,127,249	1,962,590	1,622,952
Optimum Online High-Speed Data Customers	1,806,623	1,694,334	1,440,579
Optimum Voice Customers	865,308	731,341	364,480
Residential Telephone Customers	7,251	7,810	9,002
Total Revenue Generating Units	7,872,147	7,423,069	6,421,814

Customer Relationships (a)	3,223,636	3,175,335	3,122,463

Homes Passed	4,501,000	4,484,000	4,453,000

Penetration
Basic Video to Homes Passed	68.1%	67.5%	67.0%
iO Digital to Basic Penetration	69.4%	64.8%	54.4%
Optimum Online to Homes Passed	40.1%	37.8%	32.3%
Optimum Voice to Homes Passed	19.2%	16.3%	8.2%

Monthly Churn
Basic Video	1.5%	1.8%	1.6%
iO Digital Video	1.9%	2.2%	2.2%
Optimum Online High-Speed Data	1.7%	2.0%	1.9%

Revenue for the three months ended (dollars in millions)

Video (b) (c)	$616	$591	$561
High-Speed Data	216	205	180
Voice	77	62	29
Advertising (b)	23	30	24
Other (b) (d)	21	22	19
Total Cable Television Revenue (e)	$953	$910	$813

Average Monthly Revenue per Basic Video Customer (“RPS”) (e)	$104.24	$100.46	$91.18

(a)          Number of customers who receive at least one of the company’s services, including business modem only customers.

(b)         Certain reclassifications have been made to the prior year revenue information to conform to the 2006 presentation.

(c)          Includes analog, digital, PPV, VOD and DVR revenue.

(d)         Includes installation revenue, NY Interconnect, home shopping and other product offerings.

(e)          RPS is calculated by dividing average monthly GAAP revenue for the quarter by the average number of basic video subscribers for the quarter.

RAINBOW	March 31, 2006	December 31, 2005	March 31, 2005

Viewing Subscribers
(in thousands)
AMC	77,500	77,200	76,600
WE	51,400	50,900	50,700
IFC	38,000	37,300	35,300
fuse	39,800	35,500	34,200
Consolidated Regional Sports (Bay Area & Chicago)	5,200	5,600	6,000
Non-Consolidated Regional Sports (New England)	3,800	3,800	3,700

CABLEVISION SYSTEMS CORPORATION
CAPITALIZATION AND LEVERAGE
(Dollars in thousands)
(Unaudited)

CAPITALIZATION

March 31, 2006

Cash and Cash Equivalents(a)	$3,491,680

Bank debt	$5,094,000
Collateralized indebtedness	1,044,652
Senior notes and debentures	5,993,059
Senior subordinated notes and debentures	746,719
Capital lease obligations and notes payable	77,358
Debt	$12,955,788

LEVERAGE

Debt	$12,955,788
Less: Collateralized indebtedness of unrestricted subsidiaries(b)	(1,044,652)
Cash (excludes $2.96 billion of cash held for the special cash dividend, which was paid in April 2006)	(530,193)
Net debt	$11,380,943

Ratio
Consolidated net debt to AOCF leverage ratio(b)(c)	6.8

Restricted Group leverage ratio (Bank Test)(d)	6.1

CSC Holdings notes and debentures leverage ratio(d)	6.1

Cablevision senior notes leverage ratio(e)	7.1

Rainbow National Services notes leverage ratio(f)	5.1

(a)          Includes $2.96 billion of cash held in unrestricted special purpose accounts for the special cash dividend, which was paid on April 24, 2006.

(b)         Collateralized indebtedness is excluded from the leverage calculation because it is viewed as a forward sale of the stock of unaffiliated companies and the company’s only obligation at maturity is to deliver, at its option, the stock or its cash equivalent.

(c)          AOCF is annualized based on the Q1 2006 results, except with respect to Madison Square Garden, which is based on a trailing 12 months due to its seasonal nature.

(d)         Reflects the debt to cash flow ratios applicable under CSC Holdings’ bank credit agreement and senior and senior subordinated notes indentures, respectively, (which exclude Cablevision’s $1.5 billion of senior notes and the debt and cash flows related to CSC Holdings’ unrestricted subsidiaries, including Rainbow and MSG). The annualized AOCF (as defined) used in the ratios is $1.5 billion.

(e)          Adjusts the debt to cash flow ratio as calculated under the CSC Holdings notes and debentures leverage ratio to include Cablevision’s $1.5 billion of senior notes.

(f)            Reflects the debt to cash flow ratio under the Rainbow National Services notes indentures. The annualized AOCF (as defined) used in the notes ratio is $277.1 million.

CABLEVISION SYSTEMS CORPORATION
CAPITAL EXPENDITURES
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31,
	2006	2005
CAPITAL EXPENDITURES(a)

Consumer premise equipment	$166,590	$131,839
Scalable infrastructure(b)	69,024	6,595
Line extensions	7,650	7,776
Upgrade/rebuild	857	1,091
Support	14,118	6,597
Total Cable Television	258,239	153,898
Optimum Lightpath	8,517	6,704
Total Telecommunications	266,756	160,602
Rainbow	847	4,721
MSG	1,668	1,161
Other (Corporate, Theatres and PVI)	3,125	6,737
Total Cablevision	$272,396	$173,221

(a)             Excludes the capital expenditures of FSN Ohio, FSN Florida and Rainbow DBS (distribution operations), which are reported as discontinued operations.

(b)            Q1 2006 scalable infrastructure expenditures principally relate to an increase in speed to 15-megabits for the core Optimum Online service and the introduction of the 30-megabit Optimum Online Boost premium service. Most of the anticipated scalable infrastructure expenditures relating to these enhancements were incurred by March 31, 2006.